Exhibit 99.2

FOR IMMEDIATE RELEASE	Contacts:	Jay Brown, CFO
Fiona McKone, VP - Finance
Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES
PRICING OF SENIOR NOTES OFFERING

October 3, 2012 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has priced its previously announced offering of $1.65 billion aggregate principal amount of senior notes due 2023.  The notes will have an interest rate of 5.25% per annum and will be issued at a price equal to 100% of their face value.
The net proceeds from the offering will be approximately $1.631 billion, after estimated issuance discounts, commissions and offering expenses payable by Crown Castle.  Crown Castle anticipates using the net proceeds from the offering, together with cash on hand and funds from its revolving credit facility, to finance the consideration to be paid to T-Mobile USA, Inc. (“T-Mobile”) and its affiliates in connection with the recently announced transaction between Crown Castle and T-Mobile (the “T-Mobile Transaction”). If for any reason the T-Mobile Transaction does not close or closes with respect to a reduced number of sites or for reduced consideration, then Crown Castle  expects to use any remaining net proceeds from this offering for general corporate purposes, which may include the repurchase or repayment of other indebtedness.
The notes will be offered in the United States to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States under Regulation S under the Securities Act. The notes will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

www. crowncastle.com

News Release continued:

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations.  Such statements include plans, projections and estimates regarding the use of proceeds from the proposed offering.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission.  The term “including,” and any variation thereof, means “including, without limitation.”